Exhibit 10.13
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     WHEREAS SFX Entertainment, Inc. d/b/a Clear Channel Entertainment (hereinafter referred to as “Company”) and Kathy Willard (hereinafter referred to as “Employee”) entered into an Employment Agreement, (hereinafter “Agreement”) effective January 1, 2005;
     WHEREAS, the parties desire to amend the above-referenced Agreement effective September 30, 2005;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment.
1. Section 1 of the Agreement is hereby deleted in its entirety and replaced as follows:
1.	TERM OF EMPLOYMENT.
     The Employee’s Term of Employment is effective January 1, 2005, the “Effective Date” and ends on the close of business on December 31, 2007 (the “Employment Period” or “Term of Employment”). However, beginning on December 31, 2007, the Employment Period shall be automatically extended from day to day for twelve months, so that commencing on January 1, 2008 and continuing for so long thereafter as Employee is employed hereunder, there will always be exactly one year remaining in the Term of Employment hereunder, until either party terminates in accordance with Section 7. The term “Employment Period” or Term of Employment shall refer to the Employment Period if and as so extended. Upon the closing of the proposed spin-off of the Entertainment business from Clear Channel Communications, Inc., as announced on April 29, 2005, this Agreement shall automatically be assigned by Company to, and assumed by CCE Spinco, Inc. (or other name as such entity may assume, and referred herein as “CCE Spinco”), the parent entity for the newly independent, publicly traded company.
2. Section 2 of the Agreement is hereby deleted in its entirety and replaced as follows:
2.	TITLE AND DUTIES.
     The Employee’s title is Executive Vice President and Chief Accounting Officer. The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. Employee shall be based in Houston, Texas, The Employee will report to the Chief Financial Officer or his/her designee. The Employee will devote her full working time and efforts to the business and affairs of Company.

3.	Section 3(b) “Performance Bonus” is hereby deleted in its entirety and replaced as follows:
(b) Performance Bonus. Employee will be eligible to receive a performance bonus as set forth in the Performance Bonus Calculation attached as “Exhibit A” to the Agreement. Employee’s Target Bonus is $90,000.00. For 2005 only, Employee shall receive a guaranteed minimum performance bonus in the amount of $50,000.00, payable within 90 days of the end of the calendar year. The Company reserves the right to modify the Performance Bonus Plan due to business circumstances such as business acquisition, business sale, accounting or non-operational circumstances.
4.	Section 7 of the Agreement is amended to add the following subsection 7(d):
(d) Termination by Employee For Good Reason. Employee may terminate this Agreement at any time for “Good Reason,” which is defined as one of the following: (i) a repeated failure of the Company to comply with a material term of this Agreement after written notice by the Employee specifying the alleged failure; or (ii) a substantial and unusual change in Employee’s position, duties, responsibilities, and authority without an offer of additional reasonable compensation as determined by Company in light of compensation levels for similarly situated employees; (iii) a substantial and unusual reduction in Employee’s duties, responsibilities and authority; or (iv) a relocation of her job duties from Houston, Texas. If Employee elects to terminate for Good Reason under (i), (ii), (iii) or (iv), Company shall have thirty (30) days after written notice in which to cure.
5.	Section 8(c) of the Agreement is deleted in its entirety and replaced as follows:
(c) Termination by the Company For Cause. If the Employee’s employment with the Company is terminated by the Company for Cause, the Company will, within 90 days, pay in a lump sum amount to the Employee her accrued and unpaid base salary and any payments to which she may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
6.	Section 8 of the Agreement is amended to add the following subsection 8(e):
(e) Termination by Employee for Good Reason. If the Employee’s employment with the Company is terminated by Employee for Good Reason, the Company will, within 90 days, pay in a lump sum amount to the Employee her accrued and unpaid base salary, prorated bonus, if any (See Exhibit A), unreimbursed expenses, and any payments to which she may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, if the Employee signs a general release of claims in a form and manner satisfactory to the Company, the Company will, within 90 days, pay to the Employee severance pay in a lump sum amount equal to twelve (12) months of the Employee’s annual base salary, less applicable deductions, in accordance with ordinary payroll practices.

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7.	Section 8(e) of the Agreement is deleted in its entirety and replaced as follows:
(f) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with Subparagraphs 8(a) through 8(e) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
8.	This First Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by both parties.
9.	This First Amendment shall in no way modify, alter, change or otherwise delete any provision of the Agreement unless specifically done so by the terms of this First Amendment, and all the remaining provisions of the Agreement shall remain in full force and effect.

AGREED:

Employee:	/s/ Kathy Willard KATHY WILLARD	Date: 11/29/05

Company:	/s/ Alan Ridgeway	Date: 12/1/05
ALAN RIDGEWAY Chief Financial Officer

SFX ENTERTAINMENT, INC.,
D/B/A CLEAR CHANNEL ENTERTAINMENT

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EMPLOYMENT AGREEMENT
This Employment Agreement is entered into this 22nd day of December 2004 effective the 1st day of January, 2005, between SFX Entertainment, Inc., d/b/a Clear Channel Entertainment (the “Company”) and Kathy Willard (the “Employee”).
     WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the parties agree as follows:
1. TERM OF EMPLOYMENT.
     The Employee’s term of employment starts on the effective date of this Agreement and ends on the close of business on December 31,2007.
2. TITLE AND DUTIES.
     The Employee’s title is Chief Financial Officer. The Employee will perform job duties that are usual and customary for this position, including but not limited to, overseeing and responsibility for worldwide finance, accounting, forecasting, budgeting and audit oversight for all divisions within Company; managing, direction, staffing and supervising subordinate staff, providing reports, trend analysis and performing additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to Company’s CEO and/or his Designee. The Employee will devote her full working time and efforts to the business and affairs of Company.
3. COMPENSATION AND BENEFITS
     (a) Base Salary. The Company will pay the Employee an annual base salary of $300,000.00. The Employee will be eligible for annual raises commensurate with company policy. All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee.
     (b) Performance Bonus. Employee will be eligible to receive a performance bonus as set forth in the Performance Bonus Calculation attached as “Exhibit A” to this Employment Agreement. Employee’s Target Bonus is $90,000.00. The Company reserves the right to modify the Performance Bonus Plan due to business circumstances such as business acquisition, business sale, accounting or non-operational circumstances.
     (c) Employment Benefit Plans. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.

     (d) Vacation. Employee shall be eligible for twenty (20) paid vacation days annually, to be awarded and taken in accordance with Company policy, as amended from time to time.
     (e) Expenses. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy. The company will provide the Employee with access to a credit card, subject to the approval of the credit card company and based on the Employee’s credit history, and which should only be used for business purposes. Payment is the responsibility of the Employee.
     (f) Stock Options. Any future stock option grants will be granted based upon the performance of the Employee, which will be assessed in the sole discretion of the Company and the Compensation Committee of the Board. All option grants shall be made under the terms and conditions set forth in the applicable Clear Channel Communications Stock Option Plan under which they are issued. The Company reserves the right to modify any future Company stock option plan with respect to the change of control or any other provision of said plan. The Company’s obligations under this agreement to the Employee in the area of stock options are conditioned upon and subject to the Company’s decision, in its sole discretion, to; 1) alter, suspend or discontinue its stock option grant program; or 2) replace the program with an alternative form or method of compensation.
4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
     During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of her duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing her duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that she will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, she will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by her during the course of her employment with the

Company. This nondisclosure covenant is binding on the Employee, as well as her heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.
5. NONHIRE OF COMPANY EMPLOYEES.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of 12 months’ thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee’s last day of employment with the Company or within the 12-month period of this covenant) who worked, works, or has been offered employment by the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated. If, during the term of this non-hire covenant, the Employee learns that any such employee has accepted employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated (other than the Company), the Employee will immediately send notice to the Company identifying the employee and certifying that the Employee did not breach any provision of this non-hire covenant.
6. NON-COMPETITION.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after the Employee’s employment with the Company has terminated, upon receiving written permission by the Board, the Employee shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.
     To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, either for herself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert or take away, or attempt to divert or take away current or prospective customers (including without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.
     The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).
     Should the Employee violate the provisions of this noncompetition covenant, then in, addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until she permanently ceases such violation.
7. TERMINATION.
     The Employee’s employment with the Company may be terminated under the following circumstances:
     (a) Death. The Employee’s employment with the Company shall terminate upon her death.
     (b) Disability. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform her duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by the Company.
     (c) Termination By The Company. The Company may terminate the Employee, & employment with the Company for any reason at any time. The Company may also terminate her employment for Cause. A termination for Cause must be for one or more of the following reasons: (i) conduct by the Employee constituting a material act of willful misconduct in, connection with the performance of her duties, including, without limitation, violation of the

Company’s policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes, or other willful misconduct as determined in the sole discretion of the Company; (ii) continued, willful and deliberate non-performance by the Employee of her duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee, or other conduct by the Employee that, as determined in the sole discretion of the Board, has resulted in, or would result in if she were retained in her position with the Company, material injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a breach by the Employee of any of the provisions of this Agreement; or (vi) a violation by the Employee of the Company’s employment policies.
8. COMPENSATION UPON TERMINATION.
     (a) Death. If the Employee’s employment with the Company terminates by reason of her death, the Company will, within 90 days, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, the Employee’s accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (b) Disability. If the Employee’s employment with the Company terminates by reason of her disability, the Company shall, within 90 days, pay in a lump sum amount to the Employee her accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which she may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (c) Termination By The Company For Cause Or Termination By The Employee. If the Employee’s employment with the Company is terminated by the Company for Cause or if the Employee terminates her employment with the Company, the Company will, within 90 days, pay in a lump sum amount to the Employee her accrued and unpaid base salary and any payments to which she may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     (d) Termination By The Company Without Cause. If the Employee’s employment with the Company is terminated by the Company without Cause, the Company will, within 90 days, pay in a lump sum amount to the Employee her accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which she may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, if the Employee signs a general release of claims in a form and manner satisfactory to the Company, the Company will, within 90 days, pay to the Employee a lump sum amount equal to twelve (12) months of the Employee’s annual base salary.

     (e) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with Subparagraphs 8(a) through 8(d) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
9.  PARTIES BENEFITED; ASSIGNMENTS.
     This Agreement shall be binding upon the Employee, her heirs and her personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.
10. GOVERNING LAW.
     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas and the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Texas for any lawsuit arising from or relating to this Agreement.
11. DEFINITION OF COMPANY.
     As used in this Agreement the term “Company” shall include SFX Entertainment, Inc., d/b/a Clear Channel Entertainment and any of its past, present and future divisions, operating companies, subsidiaries and affiliates.
12. LITIGATION AND REGULATORY COOPERATION.
     During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from her base salary) for requested litigation and regulatory cooperation that occurs after her termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with her performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.

13. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.
     The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being or having been a director, officer or employee of the Company or any of its subsidiaries, or her serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment for the benefit of the Employee (in her capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense. However, if it is determined that Employee is not eligible for coverage under any Company insurance policy, Employee will nevertheless be entitled to indemnification to the fullest extend permitted by law.
14. ARBITRATION.
     The parties agree that any dispute, controversy or claim, whether based on contract, tort statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with of findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney’s fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

15. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.
     The Employee represents and warrants to the Company that she is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of her duties hereunder or the other rights of Company hereunder. The Employee also represents and warrants to the Company that she is under no physical or mental disability that would hinder the performance of her duties under this Agreement.
16. MISCELLANEOUS.
     This Agreement contains the entire agreement of the parties relating to the subject matte hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a parry to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

EMPLOYEE:

DATE:12/22/2004		/s/ Kathy Willard
KATHY WILLARD

SFX ENTERTAINMENT, INC.,
D/B/A CLEAR CHANNEL ENTERTAINMENT

DATE: 1-20-05	BY:	/s/ Mike McGee
MIKE McGEE
Chief Administrative Officer